KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 28, 2026, with respect to the financial statements and financial highlights of RiverNorth Capital and Income Fund, Inc., incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois
September 4, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.